EXHIBIT 99.3

United States Steel Corporation David B. Burritt 600 Grant Street, Suite 6100 President & Chief Executive Officer Pittsburgh, PA 15219-2800 (412) 433-1130 Lourenco Goncalves Chairman, President and Chief Executive Officer Cleveland-Cliffs Inc. 200 Public Square, Suite 3300 Cleveland, OH 44114 CONFIDENTIAL - SENT VIA EMAIL August 7, 2023 Dear Lourenco, I am writing to you on behalf of United States Steel Corporation (the “Company”) in response to Cleveland-Cliffs Inc.’s proposal letter dated July 28, 2023. Since receiving your proposal, the Company’s Board has met, with the assistance of our financial advisors, Barclays and Goldman Sachs, and our legal advisors, Milbank and Wachtell, to evaluate the merits and risks of your proposal. Additionally, our financial advisors have had a clarifying discussion with your financial advisors, and our legal counsel has connected with your counsel to discuss Davis Polk’s regulatory analysis of the proposal. Based on this preliminary work, we would like to execute a Non-Disclosure Agreement in order to evaluate if the proposal, including price, consideration mix, regulatory risk and execution, is in the best interest of our stockholders. For a transaction with significant stock consideration, we need to conduct customary due diligence on your forecast and strategy to evaluate the upsides you cite and the inherent risks. In addition, we would need to be highly confident that the deal would receive the required regulatory clearances on a timely basis and in a manner that would not adversely impact the value of your proposal. We understand from the call with your counsel that your regulatory analysis is still at a preliminary stage. We appreciate that Davis Polk has acknowledged they have further work to do on their analysis in a number of important areas, including the competitive dynamics in several of the product overlaps, anticipated customer reactions and risk and scope of potential remedies. We would like to hear and understand where they come out on these analyses and are willing to cooperate with them in working through these issues. In an effort to proceed without delay, I have attached a draft mutual Non-Disclosure Agreement (“NDA”) which we are prepared to execute immediately. The draft will look familiar. It is substantially similar to the form of NDA that our companies previously signed on two separate occasions. Our Board of Directors takes its fiduciary duties very seriously and hopes to conduct this review expeditiously with the full support of our teams and advisors. Once the NDA is in place, our respective advisors can arrange a plan to complete the full review of your proposal and respond accordingly. We look forward to discussing the plan. Sincerely, David B. Burritt President & Chief Executive Officer CC: David S. Sutherland Board Chair, United States Steel Corporation Board of Directors Duane D. Holloway United States Steel Corporation, SVP, General Counsel, and Chief Ethics & Compliance Officer James D. Graham Cleveland-Cliffs Inc., EVP, Human Resources, Chief Legal and Administrative Officer & Secretary

United States Steel Corporation David B. Burritt 600 Grant Street, Suite 6100 President & Chief Executive Officer Pittsburgh, PA 15219-2800 (412) 433-1130 Lourenco Goncalves Chairman, President and Chief Executive Officer Cleveland-Cliffs Inc. 200 Public Square, Suite 3300 Cleveland, OH 44114 August 13, 2023 Dear Lourenco, I am writing on behalf of United States Steel Corporation (the “Company”) in response to Cleveland-Cliffs Inc.’s proposal letter dated July 28, 2023 and further updated on August 11, 2023. Since receiving your initial proposal, the Company’s Board has met multiple times, with the assistance of our financial advisors, Barclays and Goldman Sachs, and our legal advisors, Milbank and Wachtell, to evaluate the merits and risks of your proposal. At my and the Board’s direction, our advisors indicated our willingness to enter into an NDA with you on August 7, 2023, so that we could have further clarity on several key issues, including valuation of the stock component of your proposal, regulatory risk and timing as well as the prospects for the combined company. We discussed with your counsel questions that would need to be better understood in order for both of us to appropriately assess the antitrust risk of your proposal; and while your counsel agreed that this would need to be analyzed, and was amenable to our proposal to work on this together, this still has not happened. After multiple conversations about, and our team’s engagement in good faith negotiations over, the terms of the NDA, we were shocked to receive a letter on Friday, August 11th stating that you refused to sign the nearly completed NDA unless we agree to the economic terms of your proposal in advance. As you well know, our Board – or any board – could not, consistent with its fiduciary duties, agree to a proposal of which 50% is represented by your stock without conducting a thorough and completely customary due diligence process, to evaluate the risks and potential upsides and downsides inherent in the transaction, including the stock component. Doing otherwise would be tantamount to accepting a price without knowing what it in fact represents. Nor could our Board agree to your “headline price” without appropriate discussion – under NDA – regarding the contribution of U. S. Steel to the value of the combined businesses. Pushing our Board to do so is in essence a demand that it breach its fiduciary duties. The Company, led by the Board and management team, has made significant progress transforming the Company into a customer-centric, world-competitive Best for All® steelmaker as we continue to win in strategic markets, move down the cost curve and move up the talent curve. This proven strategy has provided customers with profitable steel solutions for people and the planet, while rewarding our stockholders. At this juncture, we cannot determine whether your unsolicited proposal properly reflects the full and fair value of the Company. CONFIDENTIAL - SENT VIA EMAIL

United States Steel Corporation David B. Burritt 600 Grant Street, Suite 6100 President & Chief Executive Officer Pittsburgh, PA 15219-2800 (412) 433-1130 For all of the above reasons, the Board has no choice but to reject your unreasonable proposal. The U. S. Steel Board remains committed to maximizing value for stockholders, and to that end has decided to initiate a formal review process to evaluate strategic alternatives. If you would like to engage in that process, we invite you to reach out to our financial and legal representatives and welcome you to join our process. Sincerely, David Burritt President & Chief Executive Officer CC: David S. Sutherland Board Chair, United States Steel Corporation Board of Directors Duane D. Holloway United States Steel Corporation, SVP, General Counsel, and Chief Ethics & Compliance Officer